EXHIBIT 21
LIST OF SUBSIDIARIES OF
DARWIN PROFESSIONAL UNDERWRITERS, INC.
SUBSIDIARIES OF DARWIN
Darwin Group, Inc. (Delaware) (100%)
      Darwin National Assurance Company (Delaware) (100%)
          Darwin Select Insurance Company (Arkansas) (100%)